Filed pursuant to Rule 424(b)(5)

Registration No. 333-217808

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2017)

$30,000,000

Antares Pharma, Inc.

Common Stock

Antares Pharma, Inc. (the “Company”) has entered into a sales agreement with Cowen and Company, LLC (“Cowen”), relating to shares of our common stock, $0.01 par value per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $30,000,000.

Upon our delivery of a placement notice and subject to the terms and conditions of the sales agreement, Cowen may sell the common stock by methods deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on the NASDAQ Capital Market. In addition, with our prior written approval, Cowen may also sell the common stock by any other method permitted by law, including in negotiated transactions. Cowen will act as sales agent using its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NASDAQ Stock Market, Inc.

We will pay Cowen a commission, or allow a discount, for its services in acting as agent and/or principal in the sale of common stock equal to 3.0% of the gross sales price per share of all shares sold through it as agent under the sales agreement. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “ATRS.” On August 10, 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.87 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties set forth in the “Risk Factors” sections beginning on page S-4 of this prospectus Supplement and page 33 of our Annual Report on Form 10-K for the year ended December 31, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen

August 11, 2017.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell common stock and seeking offers to buy common stock only in jurisdictions where the offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, or the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates.

We provide information to you about this offering in two separate documents. The first part is a prospectus supplement, which describes the specific terms of this offering of our shares of common stock. The second part is the accompanying prospectus, which contains and incorporates by reference important information about us and other information about the offering. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (Registration No. 333-217808) filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2017 and declared effective by the SEC on May 18, 2017. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference before you make any investment decision.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that you should consider before investing in our common stock. You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference in each before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page S-4 of this prospectus supplement and page 33 of our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference herein, to determine whether an investment in our common stock is appropriate for you.

Antares Pharma, Inc.

Company and Product Overview

Antares Pharma, Inc. (“Antares,” “we,” “our,” “us” or the “Company”) is an emerging, specialty pharmaceutical company that focuses on the development and commercialization of self-administered parenteral pharmaceutical products and technologies. Our strategy is to identify new or existing approved drug formulations and apply our drug delivery technology to enhance the drug compounds and delivery methods. We develop, manufacture and commercialize, for ourselves or with partners, novel therapeutic products using our advanced drug delivery systems that are designed to help improve safety and efficacy, reduce side effects, and enhance patient comfort and adherence. Our subcutaneous injection technology platforms include the VIBEX® pressure-assisted auto injector system suitable for branded and generic injectable drugs in unit dose containers, reusable needle-free spring-action injector devices, and disposable multi-dose pen injectors for use with standard cartridges. We have a portfolio of proprietary and partnered products, including approved commercial products and several product candidates in advanced stages of development and under active review at the United States Food and Drug Administration (“FDA”). We have formed significant strategic alliances and partnership arrangements with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (“Teva”), AMAG Pharmaceuticals, Inc. (“AMAG”), and Ferring Pharmaceuticals Inc. and Ferring B.V. (together “Ferring”).

We market and sell our proprietary product OTREXUP® (methotrexate) injection, which was launched in the U.S. in February 2014. OTREXUP® is the first FDA-approved subcutaneous methotrexate for once weekly self-administration with an easy-to-use, single dose, disposable auto injector, indicated for adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. To date, we have received FDA approval for dosage strengths of 7.5 mg, 10 mg, 12.5 mg, 15 mg, 17.5 mg, 20 mg, 22.5 mg and 25 mg of OTREXUP®.

With our commercialization partner Teva, we launched Sumatriptan Injection USP, indicated in the U.S. for the acute treatment of migraine and cluster headache in adults, in June 2016. We received FDA approval of our Abbreviated New Drug Application (“ANDA”) for 4 mg/0.5 mL and 6 mg/0.5 mL single-dose prefilled syringe auto-injectors, a generic equivalent to Imitrex® STATdose Pen®, in December 2015. Sumatriptan Injection USP represents the Company’s first ANDA approval of a complex generic and second product approved using the VIBEX® auto injector platform and is commercialized and distributed by Teva under the terms of a license, supply and distribution arrangement.

We also make reusable, needle-free injection devices that administer injectable drugs, which are currently marketed primarily through our partner Ferring, for use with human growth hormone, and have two gel-based products that are commercialized through our partners pursuant to licensing arrangements.

Overview of Clinical, Regulatory and Product Development Activities

We are developing XYOSTEDTM (testosterone enanthate) injection for testosterone replacement therapy, and submitted a 505 (b) (2) New Drug Application (“NDA”) to the FDA in December 2016. The NDA submission was accepted for standard review by the FDA and assigned a Prescription Drug User Fee Act (“PDUFA”) target date for completion of its review by October 20, 2017. We conducted a multi-center, phase 3 clinical study (“QST-13-003”) evaluating the efficacy and safety of testosterone enanthate administered once-weekly by subcutaneous injection using the QuickShot® auto injector in adult males diagnosed with testosterone deficiency, and we previously announced positive top-line pharmacokinetic results that showed that the primary endpoint for this study was achieved. Based upon a written response we received from the FDA related to our clinical development program for XYOSTEDTM, we conducted an additional supplemental safety study QST-15-005. The study included a screening phase, a treatment titration phase and a treatment phase for evaluation of safety and tolerability assessments, including laboratory assessments, adverse events and injection site assessments. In September 2016, we announced the successful completion of the QST-15-005 study. The results of these two studies formed the clinical basis of our NDA submission for XYOSTEDTM.

We are collaborating with Teva on a VIBEX® auto injector pen containing epinephrine used for the treatment of severe allergic reactions (anaphylaxis). Teva submitted an amendment to the VIBEX® epinephrine pen ANDA in December 2014 and received a Complete Response Letter (“CRL”) from the FDA in February 2016 in which, according to Teva, the FDA identified certain major deficiencies. Teva has advised us that it submitted a response to the CRL and are targeting a launch in early 2018.

Our other combination product development projects in collaboration with Teva include a multi-dose pen for a generic form of BYETTA® (exenatide injection) for the treatment of diabetes, and another multi-dose pen for a generic form of Forteo® (teriparatide [rDNA origin] injection) for the treatment of osteoporosis. Teva filed an ANDA for exenatide, which was accepted by the FDA in October 2014 and is currently under FDA review. In 2016, we announced that Teva had settled the patent litigation with AstraZeneca Pharmaceuticals, LP, AstraZeneca AB, and Amylin Pharmaceuticals, LLC (collectively “AstraZeneca”) relating to certain AstraZeneca U.S. patents and their drug, BYETTA® (exenatide). AstraZeneca and Teva entered into a settlement and license agreement pursuant to which AstraZeneca granted Teva a license to manufacture and commercialize the generic version of BYETTA® described in Teva’s ANDA. The settlement allows Teva to commercialize their exenatide product in the U.S. beginning October 15, 2017 or earlier under certain circumstances. Teva also filed an ANDA for a generic version of Forteo® (teriparatide [rDNA origin] injection), which was accepted by the FDA in February 2016 and is currently under review. In response to Teva’s paragraph IV certification contained in Teva’s ANDA for teriparatide, Eli Lilly & Co (“Lilly”) filed a lawsuit against Teva alleging infringement of six U.S. patents related to Forteo® (teriparatide [rDNA origin] injection) resulting in a 30-month stay in FDA approval of the ANDA. The stay will expire in August 2018 unless the litigation is resolved sooner. Teva also successfully concluded a decentralized procedure registration process in Europe. According to Teva, the Public Assessment Report for the decentralized procedure has been published and the product was filed in 17 countries, which addresses the majority of the market value in Europe.

In partnership with AMAG, we are currently developing a variation of our VIBEX® QuickShot® subcutaneous auto injector for use with AMAG’s Makena® (hydroxyprogesterone caproate injection) for the treatment of pre-term birth. Under a license, development and supply agreement, AMAG is responsible for the clinical development and preparation, submission and maintenance of all regulatory applications, the manufacture and supply of the drug, and the marketing, sale and distribution of the product. We are responsible for the design and development of the auto-injection device, the manufacturing and supply of the device, and assembly and packaging of the final product. AMAG initiated a pharmacokinetic study in October 2016 and disclosed positive top line results of the study in February 2017. According to AMAG, the study successfully demonstrated comparable bioavailability between subcutaneous injection of Makena® compared to intra muscular injection. AMAG submitted its sNDA for the Makena® subcutaneous auto injector in April 2017, which was accepted by the FDA and given a PDUFA target action date of February 14, 2018.

We have reported a net loss of approximately $7.6 million for the six months ended June 30, 2017, and a net loss of approximately $24.3 million, $20.7 million and $35.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

We are a Delaware corporation with principal executive offices located at 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our telephone number is (609) 359-3020. We have two wholly-owned subsidiaries in Switzerland (Antares Pharma AG and Antares Pharma IPL AG). Our website address is http://www.antarespharma.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus supplement or the accompanying prospectus. Our reference to our website is intended to be an inactive textual reference only.

THE OFFERING

Common stock offered	Shares of our common stock having an aggregate offering price of up to $30,000,000.

Manner of offering	“At the market offering” that may be made from time to time through the sales agents, as a sale agent and/or a principal, subject to our instruction as to amount and timing. See “Plan of Distribution” beginning on page S-11.

Use of proceeds	We intend to use the net proceeds from sales of our common stock for general corporate purposes, including but not limited to research and development projects, obtaining regulatory approvals, commercialization of our products, funding of clinical trials, capital expenditures and working capital. See “Use of Proceeds” on page S-8.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page S-4 of this prospectus supplement and page 33 of our Annual Report on Form 10-K for the year ended December 31, 2016 before investing in our common stock.

NASDAQ Capital Market symbol	“ATRS.”

Transfer agent	The transfer agent for our common stock is Wells Fargo Shareowner Services.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by our subsequent filings under the Exchange Act, incorporated by reference herein, before making an investment decision. These risks are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, liquidity or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our common shares could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

ADDITIONAL RISKS RELATED TO OUR STOCK AND THIS OFFERING

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 10,452,962 shares of our common stock are sold at a price of $2.87 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on August 10, 2017, for aggregate gross proceeds of $30.0 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $2.47 per share, representing the difference between our pro forma net tangible book value per share as of June 30, 2017 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options would result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

Future sales or issuances of our common stock in the public markets, or the perception of such sales, could depress the trading price of our common stock.

The sale of a substantial number of shares of our common stock or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of our common stock at any time pursuant to this prospectus supplement or one or more separate offerings. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this prospectus supplement or the accompanying prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “project,” “intend,” “should,”

“plan,” “believe,” “hope,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. In particular, these forward-looking statements include, among others, statements about:

•	our expectations regarding commercialization and sales of OTREXUP® (methotrexate) injection;

•	our expectations regarding the ability of our partner, Teva, to successfully commercialize Sumatriptan Injection USP;

•	our expectations regarding product development and potential approval by the FDA of XYOSTEDTM (testosterone enanthate) injection for testosterone replacement therapy;

•	our expectations regarding continued product development with Teva and potential FDA approval of the VIBEX® Epinephrine Pen (“epinephrine auto injector”), teriparatide disposable pen injector and exenatide disposable pen injector, and Teva’s ability to successfully commercialize each of those products;

•	our expectations regarding continued product development with our partner AMAG, and potential FDA approval of an auto injector for Makena®;

•	our expectations regarding trends in pharmaceutical drug delivery characteristics;

•	our anticipated continued reliance on third-party contract manufacturers to manufacture our products;

•	our anticipated continued reliance on third parties to provide certain services for our products including logistics, warehousing, distribution, invoicing, contract administration and chargeback processing;

•	our sales and marketing plans;

•	our product development and commercialization plans regarding our other products and product candidates;

•	the timing and results of our clinical trials, research and development projects;

•	our future cash flow and our ability to support our operations;

•	our estimates and expectations regarding the sufficiency of our cash resources, anticipated capital requirements and our need for and ability to obtain additional financing;

•	the impact of new accounting pronouncements and our expectations and estimates with regard to current accounting practices; and

•	our expectations regarding our financial and operating results for the year ending December 31, 2017.

These forward-looking statements are based on assumptions that we have made in light of our industry experience as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. You should understand that these statements are not guarantees of performance results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. You should keep in mind that forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements were made. Actual results could differ materially from those currently anticipated as a result of a number of risk factors, including, but not limited to:

•	delays in product introduction and marketing or interruptions in supply;

•	a decrease in business from our major customers and partners;

•	our inability to compete successfully against new and existing competitors or to leverage our research and development capabilities and our marketing capabilities;

•	our inability to effectively market our products and services or obtain and maintain arrangements with our customers, partners and manufacturers;

•	our inability to obtain adequate third-party payor coverage of our marketed products;

•	our inability to effectively protect our intellectual property;

•	costs associated with future litigation and the outcome of such litigation;

•	our inability to attract and retain key personnel;

•	changes or delays in the regulatory process;

•	adverse economic and political conditions; and

•	our ability to obtain additional financing, reduce expenses or generate funds when necessary.

In addition, you should refer to the risks and uncertainties discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016. We do not assume any obligation to update any forward-looking statements except as required by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have an effective registration statement on Form S-3 (Registration No. 333-217808) on file with the SEC in connection with this offering. In addition, we file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Antares Pharma, Inc. The address of the SEC website is http://www.sec.gov.

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. If a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of or incorporated by reference in the registration statement for a copy of the contract or document.

Incorporation of information by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the documents listed below and any future documents we subsequently file pursuant to

Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished to, and not filed with, the SEC) prior to the termination of this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 14, 2017;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 9, 2017 and August 8, 2017, respectively;

•	our Current Reports on Form 8-K filed with the SEC on June 7, 2017 (excluding information furnished under Item 7.01) and June 9, 2017; and

•	the description of our common stock included in our registration statement on Form 8-A filed with the SEC on September 22, 2004 (File No. 333-06661), including any amendments or reports filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, call or write us at the following address and telephone number:

Antares Pharma, Inc.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

(609) 359-3020

USE OF PROCEEDS

We intend to use the net proceeds from sales of our common stock for general corporate purposes, including but not limited to research and development projects, obtaining regulatory approvals, commercialization of our products, funding of clinical trials, capital expenditures and working capital. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, but we currently have no commitments or agreements relating to any of these types of transactions. The amount and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, commercialization efforts and the competitive environment for our product candidates. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price and the pro forma net tangible book value per share of our common stock after this offering.

Our net tangible book value on June 30, 2017, was approximately $37.4 million, or $0.24 per common share. “Net tangible book value” is total assets minus the sum of liabilities, intangible assets and goodwill. “Net tangible book value per common share” is net tangible book value divided by the total number of common shares outstanding.

After giving effect to the sale of $30,000,000 of common stock in this offering at an assumed offering price of $2.87 per share, which was the closing price of our common stock as reported on NASDAQ Capital Market on August 10, 2017, and after deducting estimated offering commissions and expenses payable by us, our pro forma net tangible book value as of June 30, 2017, would have been approximately $66.4 million, or $0.40 per common share. This represents an immediate increase in net tangible book value of $0.16 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.47 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed public offering price per share		$2.87

Net tangible book value per share at June 30, 2017	$0.24

Increase in net tangible book value per share attributable to this offering	0.16

Pro forma net tangible book value per share as of June 30, 2017 after giving effect to this offering		0.40

Dilution per share to investors purchasing our common stock in this offering		$2.47

The number of our shares of common stock outstanding is based on 156,332,319 shares of common stock outstanding as of June 30, 2017, and excludes the following:

•	12,473,849 shares issuable upon the exercise of stock options outstanding on June 30, 2017, at a weighted average exercise price of $2.01 per share;

•	2,611,027 shares issuable upon the vesting of restricted stock units and performance-based restricted stock units outstanding on June 30, 2017; and

•	Approximately 6,500,000 additional shares reserved for future issuance under our equity compensation plan as of June 30, 2017.

The table above assumes for illustrative purposes that an aggregate of 10,452,962 shares of our common stock are sold during the term of the sales agreement with Cowen at a price of $2.87 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on August 10, 2017, for aggregate gross proceeds of $30.0 million. The shares subject to the sales agreement with Cowen are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.87 per share shown in the table above, assuming all of our common stock in the aggregate amount of $30.0 million during the term of the sales agreement with Cowen is sold at that price, would not change our pro forma net tangible book value per share after the offering of $0.40 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $3.47 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.87 per share shown in the table above, assuming all of our common stock in the aggregate amount of $30.0 million during the term of the sales agreement with Cowen is sold at that price, would decrease our pro forma net tangible book value per share after the offering to $0.38 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $1.49 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that any of the options outstanding as of June 30, 2017 are exercised, or any of the restricted stock units or performance-based restricted stock units outstanding as of June 30, 2017 vest, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $30,000,000 of our common stock through Cowen as our sales agent. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act. If authorized by us in writing, Cowen may also purchase shares of our common stock as principal.

Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. Cowen may effect sales to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Cowen and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. We have also agreed to reimburse Cowen up to $40,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $170,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on the Nasdaq Capital Market on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day that is also a trading day (or such earlier day as is industry practice for regular-way trading) following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on the Nasdaq Capital Market and trades under the symbol “ATRS.” The transfer agent of our common stock is Wells Fargo Shareowner Services.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania and for Cowen by Duane Morris LLP, Newark, New Jersey.

EXPERTS

The consolidated financial statements of Antares Pharma, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$200,000,000

Common Stock

Preferred Stock

Warrants

Units

Antares Pharma, Inc. may, from time to time, offer, issue and sell:

•	Shares of our common stock;

•	Shares of our preferred stock;

•	Warrants to purchase our common stock or preferred stock; and

•	Units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities.

We may also offer common stock upon conversion of preferred stock or common stock or preferred stock upon the exercise of warrants. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $200,000,000. We will bear all costs, expenses and fees in connection with the registration of these securities.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock trades on the NASDAQ Capital Market under the symbol “ATRS.” On May 8, 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.90 per share.

Investing in our securities involves a high degree of risk. You should carefully review and consider the risks and uncertainties described under the heading “Risk Factors” on page 4 of this prospectus and in any applicable prospectus supplement, any free writing prospectus or any documents incorporated by reference.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities described in this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 18, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, as well as warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated by reference herein as described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.” In this prospectus, unless the context specifically indicates otherwise, the terms “the Company,” “Antares,” “we,” “us” and “our” refer to Antares Pharma, Inc. and its subsidiaries.

ABOUT ANTARES PHARMA, INC.

Antares Pharma, Inc. (“Antares,” “we,” “our,” “us” or the “Company”) is an emerging, specialty pharmaceutical company focused on the development and commercialization of self-administered parenteral pharmaceutical products and technologies. Our strategy is to identify new or existing approved drug formulations and apply our drug delivery technology to enhance the drug compounds and delivery methods. We develop, manufacture and commercialize, for ourselves or with partners, novel therapeutic products using our advanced drug delivery systems that are designed to help improve safety and efficacy, reduce side effects, and enhance patient comfort and adherence. Our subcutaneous injection technology platforms include the VIBEX® pressure-assisted auto injector system suitable for branded and generic injectable drugs in unit dose containers, reusable needle-free spring-action injector devices, and disposable multi-dose pen injectors for use with standard cartridges. We have a portfolio of proprietary and partnered products, including approved commercial products and several product candidates in advanced stages of development and under active review at the United States (“U.S.”) Food and Drug Administration (“FDA”). We have formed significant strategic alliances and partnership arrangements with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (“Teva”), AMAG Pharmaceuticals, Inc. (“AMAG”), Ferring Pharmaceuticals Inc. and Ferring B.V. (together “Ferring”).

We market and sell our proprietary product OTREXUP® (methotrexate) injection, which was launched in the U.S. in February 2014. OTREXUP® is the first FDA-approved subcutaneous methotrexate for once weekly self-administration with an easy-to-use, single dose, disposable auto injector, indicated for adults with severe active rheumatoid arthritis (“RA”), children with active polyarticular juvenile idiopathic arthritis (“pJIA”) and adults with severe recalcitrant psoriasis. To date, we have received FDA approval for dosage strengths of 7.5 mg, 10 mg, 12.5 mg, 15 mg, 17.5 mg, 20 mg, 22.5 mg and 25 mg of OTREXUP®.

With our commercialization partner Teva, we launched Sumatriptan Injection USP, indicated in the U.S. for the acute treatment of migraine and cluster headache in adults, in June 2016. We received FDA approval of our Abbreviated New Drug Application (“ANDA”) for 4 mg/0.5 mL and 6 mg/0.5 mL single-dose prefilled syringe auto-injectors, a generic equivalent to Imitrex® STATdose Pen®, in December 2015. Sumatriptan Injection USP represents the Company’s first ANDA approval of a complex generic and second product approved using the VIBEX® auto injector platform and is commercialized and distributed by Teva under the terms of a license, supply and distribution arrangement.

We also make reusable, needle-free injection devices that administer injectable drugs, which are currently marketed primarily through our partner Ferring for use with human growth hormone (hGH), and we have two gel-based products that are commercialized through our partners pursuant to licensing arrangements.

We are developing QuickShot® Testosterone (“QST”) for testosterone replacement therapy and submitted a 505 (b) (2) New Drug Application (“NDA”) to the FDA in December 2016. The NDA submission was accepted for standard review by the FDA and assigned a Prescription Drug User Fee Act (“PDUFA”) target date for completion of its review by October 20, 2017. We conducted a multi-center, phase 3 clinical study (“QST-13-003”) evaluating the efficacy and safety of testosterone enanthate administered once-weekly by subcutaneous injection using the QuickShot® auto injector in testosterone deficient adult males, and we previously announced positive top-line pharmacokinetic (“PK”) results that showed that the primary endpoint was achieved in this study. Based upon a written response we received from the FDA related to our clinical development program for QST, we conducted an additional supplemental safety study, “QST-15-005”. The study included a screening phase, a treatment titration phase and a treatment phase for evaluation of safety and tolerability assessments, including laboratory assessments, adverse events and injection site assessments. In September 2016, we announced the successful completion of the QST-15-005 study. The results of these two studies formed the clinical basis of our NDA submission for QST.

We are collaborating with Teva on a VIBEX® auto injector pen containing epinephrine used for the treatment of severe allergic reactions (anaphylaxis). Teva submitted an amendment to the VIBEX® epinephrine pen ANDA in December 2014 and received a Complete Response Letter (“CRL”) from the FDA in February 2016 in which, according to Teva, the FDA identified certain major deficiencies. Teva has advised us that it submitted a response to the CRL and expects that any approval or launch will not take place before the end of 2017 or beginning of 2018.

Our other combination product development projects in collaboration with Teva include a multi-dose pen for a generic form of BYETTA® (exenatide injection) for the treatment of diabetes, and another multi-dose pen for a generic form of Forteo® (teriparatide [rDNA origin] injection) for the treatment of osteoporosis. Teva filed an ANDA for exenatide, which was accepted by the FDA in October 2014 and is currently under FDA review. In 2016, we announced that Teva had settled the patent litigation with AstraZeneca Pharmaceuticals, LP, AstraZeneca AB, and Amylin Pharmaceuticals, LLC (collectively “AstraZeneca”), relating to certain AstraZeneca U.S. patents and their drug, BYETTA® (exenatide). AstraZeneca and Teva entered into a settlement and license agreement pursuant to which AstraZeneca granted Teva a license to manufacture and commercialize the generic version of BYETTA® described in Teva’s ANDA. The settlement allows Teva to commercialize their exenatide product in the U.S. beginning October 15, 2017 or earlier under certain circumstances. Teva also filed an ANDA for a generic version of Forteo®, which was accepted by the FDA and is currently under review. In response to Teva’s paragraph IV certification contained in Teva’s ANDA for teriparatide, Eli Lilly and Company (“Lilly”) filed a lawsuit against Teva alleging infringement of six U.S. patents related to Forteo® resulting in a 30-month stay in FDA approval of the ANDA. The stay will expire in August 2018 unless the litigation is resolved sooner.

In partnership with AMAG, we are currently developing a variation of our VIBEX® QuickShot® subcutaneous auto injector for use with AMAG’s progestin hormone drug Makena® (hydroxy-progesterone caproate injection) under a license, development and supply agreement. Under this arrangement, AMAG is responsible for the clinical development and preparation, submission and maintenance of all regulatory applications, to manufacture and supply the drug, and to market, sell and distribute the product. We are responsible for the design and development of the auto-injection device, the manufacturing and supply of the device, and assembly and packaging of the final product. AMAG initiated a PK study in October 2016 and disclosed positive top line results of the study in February 2017. According to AMAG, the study successfully demonstrated comparable bioavailability between subcutaneous injection of Makena® compared to intra muscular injection. In April 2017, AMAG announced the submission of its sNDA for the subcutaneous auto injector for use with Makena®, and expects a six-month review by the FDA with the potential for approval and launch in the fourth quarter of 2017.

We have reported a net loss of approximately $4.7 million and $7.7 million for the three months ended March 31, 2017 and 2016, respectively, and a net loss of approximately $24.3 million, $20.7 million and $35.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

We are a Delaware corporation with principal executive offices located at 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our telephone number is (609) 359-3020. We have two wholly-owned subsidiaries in Switzerland (Antares Pharma AG and Antares Pharma IPL AG). Our website address is http://www.antarespharma.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2016 and filed with the SEC on March 14, 2017, as well as information incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this prospectus, any applicable prospectus supplement and any free writing prospectus, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. In particular, these forward-looking statements include, among others, statements about:

•	our expectations regarding commercialization and sales of OTREXUP® (methotrexate) injection

•	our expectations regarding the ability of our partner, Teva, to successfully commercialize Sumatriptan Injection USP;

•	our expectations regarding product development and potential approval by the FDA of QST;

•	our expectations regarding continued product development with Teva and potential FDA approval of the VIBEX® Epinephrine Pen (“epinephrine auto injector”), teriparatide disposable pen injector and exenatide disposable pen injector, and Teva’s ability to successfully commercialize each of those products;

•	our expectations regarding continued product development with our partner AMAG, and potential FDA approval of an auto injector for Makena®;

•	our expectations regarding trends in pharmaceutical drug delivery characteristics;

•	our anticipated continued reliance on third-party contract manufacturers to manufacture our products;

•	our anticipated continued reliance on third parties to provide certain services for our products including logistics, warehousing, distribution, invoicing, contract administration and chargeback processing;

•	our sales and marketing plans;

•	our product development and commercialization plans regarding our other products and product candidates;

•	the timing and results of our clinical trials, research and development projects;

•	our future cash flows and our ability to support our operations;

•	our estimates and expectations regarding the sufficiency of our cash resources, anticipated capital requirements and our need for and ability to obtain additional financing;

•	the impact of new accounting pronouncements and our expectations and estimates with regard to current accounting practices;

•	other statements regarding matters that are not historical facts or statements of current condition; and

•	our expectations regarding our financial and operating results for the year ending December 31, 2017.

These forward-looking statements are based on assumptions that we have made in light of our industry experience as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. You should understand that these statements are not guarantees of performance results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. You should keep in mind that forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements were made. Actual results could differ materially from those currently anticipated as a result of a number of risk factors, including, but not limited to:

•	delays in product introduction and marketing or interruptions in supply;

•	a decrease in business from our major customers and partners;

•	our inability to compete successfully against new and existing competitors or to leverage our research and development capabilities and our marketing capabilities;

•	our inability to effectively market our services or obtain and maintain arrangements with our customers, partners and manufacturers;

•	our inability to effectively protect our intellectual property;

•	costs associated with future litigation and the outcome of such litigation;

•	our inability to attract and retain key personnel;

•	changes or delays in the regulatory process;

•	adverse economic and political conditions; and

•	our ability to obtain additional financing, reduce expenses or generate funds when necessary.

In addition, you should refer to the risks and uncertainties discussed under the caption “Risk Factors” contained or incorporated by reference in this prospectus and in any related free writing prospectus and any applicable prospectus supplement, and in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. We do not assume any obligation to update any forward-looking statements except as required by law.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including but not limited to research and development projects, obtaining regulatory approvals, commercialization of our products, funding of clinical trials, capital expenditures and working capital. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, but we currently have no commitments or agreements relating to any of these types of transactions. The amount and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, commercialization efforts and the competitive environment for our product candidates. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

THE SECURITIES WE MAY OFFER

We may, from time to time, offer under this prospectus, separately or together, the following securities with a total value of up to $200,000,000 at prices and on terms to be determined at the time of any offering:

•	shares of common stock;

•	shares of preferred stock;

•	warrants to purchase shares of common stock, preferred stock or any combination of such shares; and

•	units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important United States federal income tax considerations.

The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus forms a part.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL SECURITIES UNLESS IT IS

ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities described in this prospectus directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock, par value $0.01 per share, from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors, or a committee thereof, out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock. We may issue shares of our preferred stock, par value $0.01 per share, from time to time, in one or more series. Our board of directors will determine the designations, voting powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereof, including any dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into shares of our common stock or exchangeable for other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of our preferred stock under this prospectus, we will fix the designations, voting powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereof, in a certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus forms a part, or file in a Current Report on Form 8-K and incorporate by reference in the registration statement of which this prospectus form a part, the form of any certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement relating to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants. We may issue warrants for the purchase of common stock and preferred stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Each series of warrants may be issued under a separate warrant agreement that we may enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agreement will be filed as an amendment to the registration statement of which this prospectus forms a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus forms a part.

Units. We may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular units being offered, as well as the complete unit agreements that contain the terms of the warrants. The unit agreement will be filed as an amendment to the registration statement of which this prospectus forms a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of May 5, 2017, there were 155,926,051 shares of our common stock outstanding, outstanding options to purchase 9,979,329 shares of our common stock, no outstanding warrants to purchase shares of our common stock and no shares of preferred stock outstanding.

The following description of our capital stock is based on the provisions of our certificate of incorporation, as amended to date, or certificate of incorporation, our amended and restated by-laws, or by-laws, and the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL. This description summarizes the material terms and provisions of these securities, but it is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and our by-laws that are incorporated by reference into the registration statement of which this prospectus forms a part and, with respect to our preferred stock, any certificate of designation that we may file with the SEC for a series of preferred stock we may designate, if any, as well as the applicable provisions of the DGCL. For information on how to obtain copies of our certificate of incorporation and by-laws, which are exhibits to the registration statement of which this prospectus forms a part, see the sections of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Description of Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to the preferential rights of any holders of our preferred stock, dividends may be declared and paid or set apart for payment to holders of our common stock out of any of our assets or funds legally available, but only when and as declared by our board of directors. In the event of a liquidation, dissolution or winding up of us, holders of our common stock would be entitled to share in our assets remaining after the payment of our debts and liabilities and the satisfaction of any liquidation preference granted to any holders of our outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of our common stock do not have preemptive or other rights to subscribe for or purchase additional securities of ours. The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, whose address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, and whose telephone number is (800) 468-9716 or (651) 450-4064. Our common stock is listed on the NASDAQ Capital Market under the symbol “ATRS.”

Description of Preferred Stock

Our board of directors is authorized, without stockholder approval, subject to any limitations prescribed by applicable law or the NASDAQ Capital Market, to issue from time to time up to an aggregate of 3,000,000 shares of our preferred stock in one or more series. Our certificate of incorporation does not restrict the repurchase or redemption of shares of our preferred stock while there are arrears in the payment of any dividends or sinking fund installments. Each series of preferred stock will have the rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors determines.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify, among other things:

•	the number of shares in the series of preferred stock;

•	the number of shares we are offering;

•	the purchase price;

•	the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock;

•	the terms of preemptive rights, if any, applicable to that series of preferred stock;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	any listing of the preferred stock on any securities exchange or market;

•	restrictions on transfer, sale or other assignment, if any; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

DESCRIPTION OF WARRANTS

This prospectus describes the general terms and provisions of the warrants we may offer and sell under this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those warrants.

We may issue warrants for the purchase of shares of our common stock, preferred stock or any combination of such shares. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants may be issued under a separate warrant agreement that we may enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. Any warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holder of warrants or beneficial owners of warrants. A form of warrant agreement and warrant will be filed as an amendment to the registration statement of which this prospectus forms a part or filed in a Current Report on Form 8-K and incorporated by reference into the registration statement of which this prospectus form a part.

The following summaries of the material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the aggregate number of the securities covered by the warrant;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrant;

•	the exercise price for shares of our preferred stock, any provisions relating to changes or adjustments in the exercise price, the number of shares of preferred stock to be received upon exercise and a description of that series of our preferred stock;

•	the exercise price for shares of our common stock, any provisions relating to changes or adjustments in the exercise price and the number of shares of common stock to be received upon exercise;

•	the expiration date for exercising the warrant;

•	the minimum or maximum amount of warrants that may be exercised at any time;

•	a discussion of United States federal income tax consequences; and

•	any other material terms of the securities warrants.

After the warrants expire they will become void. The prospectus supplement will describe how to exercise the warrants. The prospectus supplement may also provide for certain adjustments of the exercise price of the warrants. Until a holder exercises the warrants to purchase our common stock or preferred stock, that holder will not have any rights as a holder of our common stock or preferred stock by virtue of ownership of the warrants.

DESCRIPTION OF UNITS

This prospectus describes the general terms and provisions of the units we may offer and sell under this prospectus. The applicable prospectus supplement will describe the specific terms of the units offered through that prospectus supplement as well as any general terms described in this section that will not apply to those units.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of the unit agreement governing the units; and

•	a description of the provisions for payment, settlement, transfer or exchange of the units.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW,

OUR CERTIFICATE OF INCORPORATION AND OUR BY-LAWS

The following paragraphs summarize certain provisions of the DGCL, our certificate of incorporation and our by-laws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our certificate of incorporation and by-laws, copies of which are on file with the SEC and may be obtained as set forth in the section of this prospectus entitled “Where You Can Find More Information.”

General

Certain provisions of our certificate of incorporation and by-laws and the DGCL could make our acquisition by a third party, a change in our incumbent management or a similar change of control more difficult, including:

•	an acquisition of us by means of a tender or exchange offer;

•	an acquisition of us by means of a proxy contest or otherwise; or

•	the removal of a majority or all of our incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a business combination with any interested stockholder for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Removal of Directors and Vacancies

Our certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of 70% of our shares of capital stock entitled to vote at an election of directors. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Staggered Board of Directors

Our board of directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect stockholders’ ability to change control of our company even if a change in control were in the stockholders’ interest.

No Cumulative Voting

Our certificate of incorporation and by-laws do not provide for cumulative voting.

Stockholder Meetings

Our certificate of incorporation and our by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by a resolution approved by the majority of our board of directors. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders may only consider proposals or nominations at an annual meeting specified in the notice of the meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Undesignated Preferred Stock

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our board of directors, without obtaining further stockholder approval, to issue preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to take control of us.

Supermajority Voting for Certain Amendments to Our Certificate of Incorporation and By-laws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of at least 70% of the shares entitled to vote, as well as the affirmative vote of at least 70% of the shares of each class of capital stock entitled to vote as a class, to amend or repeal any provision of Articles VI, VII, VIII, IX or X of our certificate of incorporation. Our certificate of incorporation also provides that amendment or repeal of our by-laws by stockholders requires the affirmative vote of at least 70% of the shares entitled to vote, voting as a single class, except that if our board of directors recommends that our stockholders approve an amendment or repeal, then such recommended amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote, voting as a single class.

PLAN OF DISTRIBUTION

We may sell the securities, from time to time, to or through underwriters or dealers, through agents or remarketing firms, or directly to one or more purchasers pursuant to:

•	underwritten public offerings;

•	negotiated transactions;

•	block trades;

•	“at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise, at prevailing market prices; or

•	through a combination of these methods.

We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, if any;

•	if the securities are to be offered through the selling efforts of brokers or dealers, the plan of distribution and the terms of any agreement, arrangement, or understanding entered into with broker(s) or dealer(s) prior to the effective date of the registration statement, and, if known, the identity of any broker(s) or dealer(s) who will participate in the offering and the amount to be offered through each;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	if any of the securities being registered are to be offered otherwise than for cash, the general purposes of the distribution, the basis upon which the securities are to be offered, the amount of compensation and other expenses of distribution, and by whom they are to be borne;

•	any delayed delivery arrangements;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts, commissions or commissions allowed or reallowed or paid to dealers;

•	the identity and relationships of any finders, if applicable; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise indicated in the prospectus supplement, subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may use a remarketing firm to offer the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection the securities they remarket.

We or an underwriter may sell the securities to a dealer as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter of the securities offered and sold.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

If indicated in the applicable prospectus supplement, we may authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by us. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, the issuer(s) must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are listed on the NASDAQ Capital Market, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Antares Pharma, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference in this prospectus and elsewhere in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the documents listed below and any future documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than information furnished to, and not filed with, the SEC) prior to the termination of this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017;

•	the description of our common stock included in our registration statement on Form 8-A filed with the SEC on September 22, 2004 (File No. 333-06661), including any amendments or reports filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, call or write us at the following address and telephone number:

Antares Pharma, Inc.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

(609) 359-3020

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

$30,000,000

Antares Pharma, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Cowen

August 11, 2017